Exhibit 99.1

Contact:

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@therespowerinone.com	sbell@therespowerinone.com

News Release
February 10, 2012

First National Corporation Announces Financial Results

Strasburg, Virginia (February 10, 2012) --- First National Corporation (the “Company”) (OTCBB: FXNC), the parent company of First Bank (the “Bank”), reported financial results for the quarter and year ending December 31, 2011.  The core banking operation continued strong performance during the quarter.  However, financial results were impacted by a one-time, non-cash charge to income tax expense, provisions for loan losses and charges related to other real estate owned (OREO).  As a result, net loss was $7.8 million and net loss to common shareholders was $8.0 million, or $2.72 per basic and diluted share, for the fourth quarter of 2011.  For the same quarter of 2010, net loss was $6.1 million and net loss to common shareholders was $6.3 million, or $2.14 per basic and diluted share.  The one-time, non-cash charge to income tax expense totaling $6.1 million in the fourth quarter of 2011 was due to the establishment of a valuation allowance on net deferred tax assets.  Fourth quarter results also included a $3.0 million provision for loan losses and $1.4 million of OREO valuation adjustments and losses on OREO dispositions.

Scott C. Harvard, President and CEO of the Company and the Bank commented, “The fourth quarter of 2011 wrapped up a very challenging year for First National Corporation and our subsidiary, First Bank.  During the year, we came to grips with our asset quality problems and we believe that we have taken prudent and appropriate actions to both recognize potential losses in the loan portfolio and to rebuild the credit function to support a stronger growth oriented banking company.  Nonperforming assets improved by decreasing 36% in the fourth quarter as a result of aggressive marketing of OREO, charge offs of loans believed to be unsalvageable, and improvement in specific loans.  During the year the Bank maintained strong performance in its core banking functions while making an effective transition to new leadership. In spite of the losses we experienced during the quarter and the year, they were a necessary part of rebuilding our banking company for the future.  Our net interest margin exceeded four percent for the fourth quarter and non-interest income continued to exceed peer banks.  We are looking forward to providing banking services to our customers in 2012 and beyond, and delivering the level of customer service that can only be found in a strong bank committed to the communities it serves.”

Operating Highlights for the Fourth Quarter

•
The core banking company continued to deliver strong performance supported by a net interest margin of 4.07%, total revenues of $6.7 million, and continued strong non-interest income from trust and investment advisory services.

•	Nonperforming assets decreased $10.1 million or 36% during the fourth quarter to 3.38% of total assets at December 31, 2011.

•	The Bank sold eight OREO properties with carrying values of $2.8 million and contracted to sell thirteen additional properties with carrying values just under $1.0 million. OREO charge-downs and losses from disposition totaled $1.4 million for the quarter.

•	The Bank charged-off $8.5 million of impaired loans and added $3.0 million to the allowance for loan losses.

•	The allowance for loan losses stood at 3.30% of loans, or $12.9 million, at December 31, 2011.

•	The Company recorded a $6.1 million non-recurring charge to earnings by establishing a full valuation allowance on its net deferred tax asset.

•	Capital levels continued to exceed regulatory requirements for well-capitalized financial institutions.

Quarterly Performance

Fourth quarter 2011 results reflect a $6.1 million charge to income tax expense to establish a valuation allowance on net deferred tax assets. The provisions for loan losses and other real estate owned decreased $8.2 million when compared to the same prior year quarter.  Net interest income was 1% lower and noninterest income was 8% lower while noninterest expense, excluding the provision for other real estate owned and net losses on sale of other real estate owned, was 8% higher when comparing the two periods.

The net interest margin increased to 4.07% for the quarter ended December 31, 2011 compared to 4.05% for the same period of 2010.  Net interest income was flat for the quarter compared to the same quarter of 2010.  Net interest income totaled $5.1 million.  Average interest-earning assets were $507.3 million for the quarter, representing a slight decline of $4.9 million when comparing the two periods.  Total deposits ended the quarter at $469.2 million, a slight increase over $463.5 million at the end of the fourth quarter of 2010.   Noninterest-bearing deposits, savings, and interest-bearing demand deposits increased $22.3 million or 9% to $279.9 million compared to $257.6 million at the end of the fourth quarter of 2010.

Noninterest income was $1.6 million for the fourth quarter of 2011 compared to $1.7 million for the same quarter of 2010. The decrease in noninterest income was primarily the result of declines in net gains on sale of loans and other operating income.  These decreases were partially offset by higher trust and investment advisory income and fees for other customer services.

Noninterest expense, excluding the provision for other real estate owned and net losses on sale of other real estate owned, was $5.0 million for the fourth quarter of 2011, compared to $4.6 million for the same quarter of 2010, resulting in an efficiency ratio of 73.48% compared to 66.20% for the prior year period.  The increase in expense was primarily attributable to a one-time pension charge that increased salaries and employee benefit expense in the fourth quarter of 2011.  The charge to pension expense resulted primarily from a former executive officer that terminated employment during 2011.

Net charge-offs were $8.5 million for the fourth quarter of 2011 compared to $1.7 million for the same quarter of 2010.  The provision for loan losses was $3.0 million which resulted in a total allowance for loan losses of $12.9 million or 3.30% of total loans at December 31, 2011, compared to a provision of $9.1 million and an allowance of $16.0 million or 3.69% of total loans at December 31, 2010.

Year-to-Date Performance

For the year ended December 31, 2011, net loss totaled $10.6 million compared to net loss of $3.6 million for the same period in 2010.  After the effective dividend on preferred stock, net loss to common shareholders was $11.5 million, or $3.91 per basic and diluted share, compared to net loss to common shareholders of $4.5 million, or $1.53 per basic and diluted share, for the same period in 2010.  The increase in the net loss for 2011 compared to 2010 was primarily a result of establishing a $6.1 million valuation allowance on net deferred tax assets.

Net interest income was $20.2 million for the year ended December 31, 2011 compared to $20.4 million for the same period in 2010.  The net interest margin was 3.98% for the year ended December 31, 2011, compared to 4.07% for the same period in 2010. The provision for loan losses totaled $12.4 million for the year ended December 31, 2011 compared to $11.7 million for the same period in 2010.

Noninterest income totaled $5.9 million for the year ended December 31, 2011 compared to $6.1 million for the same period in 2010.  Decreases in overdraft fee income and gains on sales of loans were partially offset by increases in trust and investment advisory income and ATM and check card income.  Noninterest expense, excluding the provision for other real estate owned and loss on sale of other real estate owned, increased $445 thousand or 2%, to $18.3 million for the fourth quarter of 2011, compared to $17.9 million for the same period in 2010.  The provision for other real estate owned totaled $1.6 million for the year ended December 31, 2011 compared to $2.6 million for the same period in 2010.  Net losses on sale of other real estate owned totaled $910 thousand for the year ended December 31, 2011 compared to $19 thousand for the same period in 2010.

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results.  Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results.  These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2010, which can be accessed from the Company’s website at www.therespowerinone.com, as filed with the Securities and Exchange Commission.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 10 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Year Ended
Income Statement	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Interest and dividend income
Interest and fees on loans	$5,590	$6,146	$22,907	$24,874
Interest on federal funds sold	5	1	18	2
Interest on deposits in banks	3	6	18	15
Interest and dividends on securities available for sale:
Taxable interest	534	424	2,152	1,722
Tax-exempt interest	118	122	483	541
Dividends	20	18	70	61
Total interest and dividend income	$6,270	$6,717	$25,648	$27,215

Interest expense
Interest on deposits	$1,033	$1,329	$4,843	$5,903
Interest on federal funds purchased	-	-	-	12
Interest on trust preferred capital notes	59	110	386	439
Interest on other borrowings	46	104	221	460
Total interest expense	$1,138	$1,543	$5,450	$6,814

Net interest income	$5,132	$5,174	$20,198	$20,401
Provision for loan losses	2,985	9,120	12,380	11,731
Net interest income (loss) after provision for loan losses	$2,147	$(3,946)	$7,818	$8,670

Noninterest income
Service charges on deposit accounts	$611	$659	$2,237	$2,618
ATM and check card fees	363	374	1,535	1,432
Trust and investment advisory fees	331	310	1,407	1,244
Fees for other customer services	138	88	369	327
Gains on sale of loans	37	122	131	263
Gains (losses) on sale of securities available for sale	18	-	59	(7)
Other operating income	76	159	134	205
Total noninterest income	$1,574	$1,712	$5,872	$6,082
		159
Noninterest expense
Salaries and employee benefits	$2,593	$2,324	$9,460	$9,080
Occupancy	335	336	1,354	1,389
Equipment	299	337	1,272	1,372
Marketing	111	109	425	503
Stationery and supplies Legal and professional fees	69 223	83 172	323 969	375 802
ATM and check card fees	169	222	661	827
FDIC assessment	180	182	768	730
(Gains) losses on sale of other real estate owned, net	938	(4)	910	19
Provision for other real estate owned	455	2,489	1,558	2,640
Other operating expense	984	831	3,115	2,824
Total noninterest expense	$6,356	$7,081	$20,815	$20,561

Loss before income taxes	$(2,635)	$(9,315)	$(7,125)	$(5,809)
Income tax provision (benefit)	5,180	(3,250)	3,518	(2,206)
Net loss	$(7,815)	$(6,065)	$(10,643)	$(3,603)
Effective dividend and accretion on preferred stock	224	224	894	887
Net loss available to common shareholders	$(8,039)	$(6,289)	$(11,537)	$(4,490)

Common Share and Per Common Share Data
Net loss, basic and diluted	$(2.72)	$(2.14)	$(3.91)	$(1.53)
Shares outstanding at period end	2,955,649	2,948,901	2,955,649	2,948,901
Weighted average shares, basic and diluted	2,955,649	2,945,966	2,953,344	2,939,561
Book value at period end	$7.72	$11.66	$7.72	$11.66
Cash dividends	$0.00	$0.14	$0.20	$0.56

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited) For the Three Months Ended		(unaudited) For the Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Key Performance Ratios
Return on average assets	(5.79%)	(4.41%)	(1.96%)	(0.66%)
Return on average equity	(71.10%)	(44.34%)	(22.45%)	(6.52%)
Net interest margin	4.07%	4.05%	3.98%	4.07%
Efficiency ratio (1)	73.48%	66.20%	69.75%	66.77%

Asset Quality
Loan charge-offs	$8,652	$1,743	$15,789	$3,063
Loan recoveries	103	64	311	261
Net charge-offs	8,549	1,679	15,478	2,802
Non-accrual loans	11,841	10,817	11,841	10,817
Other real estate owned, net	6,374	3,961	6,374	3,961
Repossessed assets	-	30	-	30
Nonperforming assets	18,215	14,808	18,215	14,808

Average Balances
Average assets	$535,358	$545,424	$544,338	$545,144
Average earning assets	507,340	512,199	514,526	509,224
Average shareholders’ equity	43,612	54,268	47,416	55,246

	(unaudited)
	December 31, 2011	December 31, 2010
Capital Ratios
Tier 1 capital	$45,548	$57,467
Total capital	50,676	63,163
Total capital to risk-weighted assets	12.59%	14.18%
Tier 1 capital to risk-weighted assets	11.32%	12.91%
Leverage ratio	8.51%	10.54%

Balance Sheet
Cash and due from banks	$6,314	$5,048
Interest-bearing deposits in banks	23,210	10,949
Federal funds sold	-	7,500
Securities available for sale, at fair value	91,665	60,420
Restricted securities, at cost	2,775	3,153
Loans held for sale	274	271
Loans, net of allowance for loan losses	379,503	418,994
Premises and equipment, net	19,598	20,302
Interest receivable	1,620	1,667
Other assets	14,105	16,325
Total assets	$539,064	$544,629

Noninterest-bearing demand deposits	$81,714	$78,964
Savings and interest-bearing demand deposits	198,194	178,685
Time deposits	189,264	205,851
Total deposits	$469,172	$463,500
Other borrowings	19,100	20,122
Trust preferred capital notes	9,279	9,279
Other liabilities	4,417	3,230
Total liabilities	$501,968	$496,131

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited)
	December 31, 2011	December 31, 2010
Balance Sheet (continued)
Preferred stock	$14,263	$14,127
Common stock	3,695	3,686
Surplus	1,644	1,582
Retained earnings	16,820	28,969
Accumulated other comprehensive income, net	674	134
Total shareholders’ equity	$37,096	$48,498

Total liabilities and shareholders’ equity	$539,064	$544,629

Loan Data
Mortgage loans on real estate:
Construction	$48,363	$52,591
Secured by farm land	6,161	6,207
Secured by 1-4 family residential	122,339	121,506
Other real estate loans	174,980	201,164
Loans to farmers (except those secured by real estate)	2,224	2,421
Commercial and industrial loans (except those secured by real estate)	27,222	37,375
Consumer installment loans	9,760	12,648
Deposit overdrafts	325	231
All other loans	1,066	887
Total loans	$392,440	$435,030
Allowance for loan losses	12,937	16,036
Loans, net	$379,503	$418,994

(1) The efficiency ratio is computed by dividing noninterest expense excluding the provision for other real estate owned and gains and losses on other real estate owned by the sum of net interest income on a tax equivalent basis and noninterest income excluding gains and losses on securities and premises and equipment. Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit for 2011 and 2010 was 34%.  Net interest income on a tax equivalent basis was $5,198 and $5,232 for the three months ended December 31, 2011 and 2010, respectively, and $20,492 and $20,723 for the years ended December 31, 2011 and 2010, respectively. Noninterest income excluding securities and premises and equipment was $1,556 and $1,712 for the three months ended December 31, 2011 and 2010, respectively, and $5,813 and $6,089 for the year ended December 31, 2011 and 2010, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.